Consent of Independent Registered Public Accounting Firm

FNBH Bancorp, Inc.

Howell, Michigan

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated April 1, 2013, relating to the consolidated financial statements of FNBH Bancorp, Inc., which is incorporated by reference in that Prospectus.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

Grand Rapids, Michigan

February 3, 2014